    As filed with the Securities and Exchange Commission on February 19, 1999
                                                      Registration No. 333-_____
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        THE REYNOLDS AND REYNOLDS COMPANY
             (Exact name of registrant as specified in its charter)

                                      Ohio
         (State or other jurisdiction of incorporation or organization)

                                   31-0421120
                      (I.R.S. Employer Identification No.)

                             115 South Ludlow Street
                               Dayton, Ohio 45402
                                 (937) 485-2000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                             ADAM M. LUTYNSKI, ESQ.
                        The Reynolds and Reynolds Company
                             115 South Ludlow Street
                               Dayton, Ohio 45402
                                 (937) 485-2000
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of the Registration Statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If the Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                 Calculation of Registration Fee
------------------------------------------------------------------------------------------------------------------------
  Title of each class         Amount to be          Proposed maximum        Proposed maximum            Amount of
  of securities to be          registered          offering per unit*      aggregate offering       registration fee*
      registered                                                                  price
------------------------------------------------------------------------------------------------------------------------
    Class A Common               87,814                 $20.125                $1,767,257.00              $492.00
 Shares, no par value
------------------------------------------------------------------------------------------------------------------------

* Calculated pursuant to Section 6 of the Securities Act of 1933, as amended, and Rule 457(c) promulgated thereunder based upon the average of the high and low prices of the Class A Common Shares, no par value, on the New York Stock Exchange on February 16, 1999, as reported in The Wall Street Journal.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                        THE REYNOLDS AND REYNOLDS COMPANY
                             115 SOUTH LUDLOW STREET
                               DAYTON, OHIO 45402
                                 (937) 485-2000

                          87,814 Class A Common Shares
                                 (no par value)


         Two of our shareholders, Victor J. Osborne, Jr. and Steven A. Thomas, are offering for sale 87,814 shares of our Class A Common Stock under this Prospectus. Each share of common stock includes a right to purchase a unit consisting of one one-thousandth (.001) of a share of our Series A Participating Preferred Shares, no par value, at a price of $80 per unit, subject to certain adjustments. Since May 17, 1991, we have issued one right with each share of common stock that becomes outstanding.

         The selling shareholders may offer their common stock for sale from time to time on the New York Stock Exchange or in the over-the-counter market at the prevailing market prices. Our common stock is listed on the New York Stock Exchange under the symbol "REY." The reported closing price of our common stock on the New York Stock Exchange on February 16, 1999 was $20.31 per share. We will not receive any portion of the proceeds from sales made under this Prospectus.

         The selling shareholders have not entered into any arrangement or agreements with any broker or dealer for the offering or sale of their common stock. In any transaction, a selling shareholder may be deemed an "underwriter" as defined in the Securities Act of 1933, as amended.


                            -------------------------

         Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                           -------------------------


                   This Prospectus is dated February 19, 1999.

                     ABOUT THE REYNOLDS AND REYNOLDS COMPANY

         We are a leading information management company. We operate principally in two business segments: the Automotive Division and the Business Systems Division. Our Automotive Division is North America's leading provider of information management solutions to automotive retailers. We provide to automotive retailers a comprehensive array of systems, services, support programs, and a complete range of business forms and document management capabilities. Our Business Systems Division provides comprehensive document management outsourcing services and tailored systems solutions. We offer to our customers: (1) applied document solutions, including business forms, laser print solutions, labels, digital printing and mailers; (2) document management services including outsourcing document storage, fulfillment services, flexible billing and reporting, records management and distribution; and (3) electronic document solutions including business process consulting, electronic forms, document automation solutions, electronic printing, mailing services and other business communication services.

         Our principal offices are located at 115 South Ludlow Street, Dayton, Ohio 45402 and our general telephone number is (937) 485-2000.


                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC's public reference rooms located at: Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, New York, New York 10048; and 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference rooms. Our SEC filings are also available to the public on the website maintained by the SEC at "http://www.sec.gov." Our Class A Common Stock is listed on the New York Stock Exchange and reports, proxy and information statements, and other information concerning us can be inspected at the exchange located at 20 Broad Street, New York, New York 10005.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. The documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until this offering of shares is terminated comprise the incorporated documents:

         (a) Our Annual Report on Form 10-K for the fiscal year ended September 30, 1998 which was filed with the SEC on December 28, 1998;

         (b) Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1998 which was filed with the SEC on February 12, 1999;

         (c)      Our Current Report on Form 8-K dated November 9, 1998;

         (d) The description of our common stock set forth in our Registration Statement on Form 8-A/A which was filed with the SEC on October 20, 1998; and

         (e) The description of the rights to purchase a unit consisting of one one-thousandth of a share of our Series A Participating Preferred Shares set forth in our Registration Statement on Form 8-A which was filed with the SEC on May 8, 1991.

         Upon request, we will provide to you, without charge, a copy of any or all of the documents incorporated by reference in this document other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Your request for copies should be directed to 115 South Ludlow Street, Dayton, Ohio 45402, Attention: Mr. Adam M. Lutynski, General Counsel and Secretary, or contact us by telephone at: (937) 485-2000.

                              SELLING SHAREHOLDERS

         On March 31, 1995, we executed an Acquisition Agreement Among The Reynolds and Reynolds Company, Pioneer Systems, Inc., Victor J. Osborne, Jr. and Steven A. Thomas to acquire substantially all of the assets of Pioneer Systems, Inc., a Florida corporation ("Pioneer"). Pioneer provides customized service menu pricing guides to automobile dealerships. The purchase price for Pioneer's assets was $900,000. We paid the purchase price by delivering to Pioneer 33,235 shares of our Class A Common Stock at the closing of the transaction. The resales of these shares are covered by Registration Statement No. 33-59617 on Form S-3 filed with the SEC on May 25, 1995.

         Pursuant to the Acquisition Agreement, each year for a period of four years following the closing, we are required to deliver to the selling shareholders additional shares of our Class A Common Stock. The number of shares to be delivered to the selling shareholders each year is based on the past year's performance of the acquired business. To date, we have delivered to the selling shareholders the following:

- During the first year we evaluated the performance of the acquired business, we delivered an additional 44,220 shares to the selling shareholders. These shares were registered for resale under the Registration Statement No. 333-18585 filed with the SEC on December 23, 1996.

- During the second year we evaluated the performance of the acquired business, we delivered an additional 103,374 shares to the selling shareholders. These shares were registered for resale under the Registration Statement No. 333-41983 filed with the SEC on December 11, 1997.

         The 87,814 shares being registered for resale under this Registration Statement represent those shares that we delivered to the selling shareholders during the third year we evaluated the performance of the acquired business.

         The table below sets forth certain information concerning the selling shareholders, including the number of shares each desires to sell.

-------------------------------------------------------------------------------------------------------
               SELLING SHAREHOLDER                  NUMBER OF SHARES                  NUMBER OF SHARES
                                                    OWNED PRIOR TO THIS                 BEING OFFERED
                                                    OFFERING
-------------------------------------------------------------------------------------------------------
Victor J. Osborne, Jr. (1)                              43,907                            43,907
         2337 Deerfield Drive
         Morristown, TN 37813
-------------------------------------------------------------------------------------------------------
Steven A. Thomas (2)                                    43,907                            43,907
         37421 Skyridge Circle
         Dade City, FL 33525
-------------------------------------------------------------------------------------------------------

1. Victor J. Osborne, Jr. was a Director and President of Pioneer for more than three years. Mr. Osborne now serves as an Operations Manager for The Reynolds and Reynolds Company.

2. Steven A. Thomas was a Director and the Vice President and Secretary of Pioneer for more than three years. Mr. Thomas served as a General Manager for The Reynolds and Reynolds Company until March 1997, and then, he served as a consultant to us until March 1998.


                                 USE OF PROCEEDS

         We will not receive any proceeds from sales of the shares offered by this Prospectus. We have agreed to pay all expenses of registering the shares under the Securities Act on behalf of the selling shareholders. The selling shareholders will pay brokerage fees or commissions incurred in connection with selling their shares, as well as any federal or state income taxes on the proceeds of any such resale.


                              PLAN OF DISTRIBUTION

         The selling shareholders have informed us that they desire to be in a position to sell their shares from time to time on the New York Stock Exchange or in the over-the-counter market, in one or more transactions, at the prevailing market prices. The selling shareholders have not entered into any arrangements or agreements with any broker or dealer for the offering or sale of their shares nor have they entered into any off-market negotiated transactions. Our registration of the shares does not necessarily mean that the selling shareholders will sell all or any portion of their shares.


                                  LEGAL OPINION

         For purposes of this offering, Douglas M. Ventura, Esq., our Associate General Counsel and Assistant Secretary, is giving his opinion of the validity of the shares.


                                     EXPERTS

         The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from our Annual Report on Form 10-K for the year ended September 30, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated fees and expenses payable by us in connection with the registration of the shares to be sold by the selling shareholders. None of these expenses will be borne by the selling shareholders:

         Securities and Exchange Commission Registration Fee   $   492
         Accountants' fees and expenses                        $ 2,000*
         Legal fees and expenses                               $ 2,000*
         Financial printer fees                                $   500*
                                                               -------
                  Total                                        $ 4,992
         * Estimated

         The selling shareholders will pay brokerage fees or commissions incurred in connection with the resale of the registered securities, as well as any federal or state income taxes on the proceeds of any such resale.

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Pursuant to Section 1701.13(E) of the Ohio Revised Code, we are permitted to indemnify any of our directors, officers, employees or agents against costs and expenses incurred in connection with any action, suit or proceeding brought against any such person by reason of his/her having served us in such capacity, provided that he/she meets certain "good faith" tests provided by law, and provided further that, with respect to suits brought on behalf of us, he/she is not adjudged to be liable for negligence or misconduct unless the relevant court finds indemnification to be nevertheless appropriate in view of all the circumstances. The statute also provides that in the event an officer or director has been successful on the merits in defense of any such action, suit or proceeding, such officer or director shall be indemnified by us against actual and reasonable expenses in connection therewith.

         Article Ninth of our Amended Articles of Incorporation provides that, as more specifically set forth in our Consolidated Code of Regulations, we may provide to any of our directors, officers, other employees or agents or any person who serves at our request as a director, trustee, other employee or agent of another corporation, partnership, joint venture, trust or other enterprise, the maximum indemnification permitted under Section 1701.13(E) of the Ohio Revised Code, including amendments thereto, or any comparable provisions of any future Ohio statute.

         Paragraph B of Section 1 of Article IX of our Consolidated Code of Regulations provides for indemnification of our directors, officers and employees, and persons who, at our request, act as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses actually and reasonably incurred in connection with any action as to which he/she was or is or may be made a party by reason of his/her acting in such capacity, involving a matter as to which it shall be determined, as provided therein, that he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal matter or proceeding, in addition, that he/she had no reasonable cause to believe that his/her conduct was unlawful; provided, however, that in the case of an action by us or on our behalf to procure a judgment in our favor, no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable for negligence or misconduct in the performance of his/her duty to us unless, and only to the extent that, the Court of Common Pleas or other court where such action was brought shall determine such indemnification to be proper.

ITEM 16.                   EXHIBITS

         See Exhibit Index on page II-6.

ITEM 17.                   UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)    To include any prospectus required by
                                  Section 10(a)(3) of the Securities Act of
                                  1933;

                           (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                           Provided, however, that paragraphs (a)(1)(i) and
                           (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dayton, State of Ohio, on February 19, 1999.

                                    THE REYNOLDS AND REYNOLDS COMPANY



                                     By    /s/  David R. Holmes
                                       ----------------------------------------
                                       David R. Holmes, Chairman of the Board,
                                       President and Chief Executive Officer
                                       (Principal Executive Officer)

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David R. Holmes and Adam M. Lutynski, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all future amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

 /s/  David R. Holmes                                                                   February 19, 1999
------------------------------------------------------------------------
David R. Holmes, Chairman of the Board, President
and Chief Executive Officer (Principal Executive Officer) and Director

 /s/  Dale L. Medford                                                                   February 19, 1999
--------------------------------------------------------------------------
Dale L. Medford, Vice President, Corporate Finance and Chief
Financial Officer (Principal Financial and Accounting Officer)
and Director

 /s/  Dr. David E. Fry                                                                  February 19, 1999
----------------------------------------------------------------------------
Dr. David E. Fry, Director

 /s/  Richard H. Grant, III                                                             February 19, 1999
-----------------------------------------------------------------------------
Richard H. Grant, III, Director

 /s/  Gayle B. Price, Jr.                                                               February 19, 1999
-------------------------------------------------------------------------------
Gayle B. Price, Jr., Director

 /s/  James L. Arthur                                                                   February 19, 1999
------------------------------------------------------------------------------
James L. Arthur, Director

 /s/  Allan Z. Loren                                                                    February 19, 1999
-------------------------------------------------------------------------------
Allan Z. Loren, Director

 /s/  Philip A. Odeen                                                                   February 19, 1999
-----------------------------------------------------------------------------
Philip A. Odeen, Director

 /s/  Donald K. Peterson                                                                February 19, 1999
---------------------------------------------------------------------------
Donald K. Peterson, Director

 /s/  Cleve L. Killingsworth, Jr.                                                       February 19, 1999
-------------------------------------------------------------------------
Cleve L. Killingsworth, Jr., Director

                                  EXHIBIT INDEX

EXHIBIT NO.                DESCRIPTION

         (1)               Inapplicable

         (2) Acquisition Agreement dated March 31, 1995 among The Reynolds and Reynolds Company; Pioneer Systems, Inc.; Victor J. Osborne, Jr.; and Steven A. Thomas incorporated by reference to Exhibit (2) to the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on May 25, 1995 (Registration No. 33-59617).

         (4)(a) Specimen Certificate for Class A Common Shares of the Company.*

         (4)(b) Amended and Restated Articles of Incorporation of the Company, incorporated by reference to Exhibit A to the Company's definitive proxy statement dated January 5, 1995, and filed with the Securities and Exchange Commission.

         (4)(c) Consolidated Code of Regulations of the Company, incorporated by reference to Exhibit B to the Company's definitive proxy statement dated January 8, 1990, and filed with the Securities and Exchange Commission.

         (4)(d)            Shareholder Rights Plan incorporated by reference to
                           Exhibit 1 to the Company's Form 8-A, which was adopted on May 6, 1991, and filed with the Securities and Exchange Commission on May 8, 1991.

         (5) Opinion of Douglas M. Ventura, Esq., Associate General Counsel of the Company*

         (8)               Inapplicable

         (12)              Inapplicable

         (15)              Inapplicable

         (23) Consent of Deloitte & Touche LLP, independent auditors*

         (24)              Filed herein after signature page*

         (25)              Inapplicable

         (26)              Inapplicable

         (27)              Inapplicable

         (99)              Inapplicable
-----------------------------------------
         * Filed herein.